EXHIBIT (a)(1)(I)
PEROT SYSTEMS CORPORATION
SUPPLEMENT DATED DECEMBER 5, 2005
TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS DATED NOVEMBER 15, 2005

RELATING TO CERTAIN STOCK OPTIONS
GRANTED UNDER THE
PEROT SYSTEMS CORPORATION AMENDED AND RESTATED 1991 STOCK OPTION PLAN
PURSUANT TO THE SOLUTIONS PURCHASE AGREEMENT
IN EXCHANGE FOR STOCK OPTIONS
GRANTED UNDER THE
PEROT SYSTEMS CORPORATION 2001 LONG-TERM INCENTIVE PLAN

THE ELECTION DEADLINE OF THE OFFER HAS CHANGED. THE OFFER AND THE RIGHT TO WITHDRAW STOCK OPTIONS FROM THE OFFER WILL EXPIRE AT 6:00 P.M. EASTERN TIME ON DECEMBER 19, 2005, UNLESS THE OFFER IS EXTENDED.
     Perot Systems Corporation (“PSC,” the “Company” or “we”) hereby amends with this supplement (this “Supplement”) its offer to exchange certain eligible stock options to purchase shares of Class A common stock of PSC, par value $0.01 per share (“Common Stock”), outstanding under our Amended and Restated 1991 Stock Option Plan (the “1991 Plan”), all of which are currently unvested and are not scheduled to vest until March 31, 2010, for fully vested replacement stock options to purchase a designated number of shares of our Common Stock to be granted under our 2001 Long-Term Incentive Plan (the “2001 Plan”) upon the terms and subject to the conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated November 15, 2005 (the “Original Offer to Exchange”). The Original Offer to Exchange, together with this Supplement, constitute the “Offer.”
     Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Original Offer to Exchange, including information incorporated by reference therein, have not changed and remain applicable in all respects to the Offer. This Supplement should be read in conjunction with the Original Offer to Exchange.

1. Amendment No. 1 to Schedule TO; Revised Form of Nonstatutory Stock Option Agreement for Replacement Options
     (a) Amendment No. 1 to Schedule TO. On the date of this Supplement, we intend to file with the Securities and Exchange Commission (the “SEC”) Amendment No. 1 to Schedule TO that we filed on November 15, 2005 in connection with the commencement of the Offer. Amendment No. 1 to Schedule TO incorporates by reference the terms of this Supplement and includes certain revised or additional exhibits to the Schedule TO, including this Supplement.
     (b) Revised Form of Nonstatutory Stock Option Agreement for Replacement Options. The Form of Nonstatutory Stock Option Agreement for Replacement Options filed as Exhibit (d)(4) to the Schedule TO filed on November 15, 2005 has been revised and amended. The Revised Form of Nonstatutory Stock Option Agreement for Replacement Options is filed as Exhibit (d)(5) to Amendment No. 1 to Schedule TO. The Revised Form of Nonstatutory Stock Option Agreement for Replacement Options amends the definition of Sufficient Reason included therein to conform in certain respects with the definition of Sufficient Reason included in the option agreements relating to the eligible options that you currently hold. You are encouraged to read the Revised Form of Nonstatutory Stock Option Agreement for Replacement Options in its entirety.
2. Amendment to the Summary of Terms
     We hereby amend the Summary of Terms included in the Original Offer to Exchange (the “Summary of Terms”) as set forth below:
     (a) Question 6 (“Does the Board of Directors have a recommendation concerning the Offer?”) included in the Summary of Terms is hereby amended and restated in its entirety to read as follows:
6.	Does the Board of Directors have a recommendation concerning the Offer?
     Although our Board of Directors has approved the Offer, neither PSC nor our Board of Directors makes any recommendation as to whether you should participate in the Offer. You must make your own decision whether or not to participate in the Offer. (Section 4)
     (b) Question 11 (“Are there any other circumstances under which I would not be granted replacement options?”) included in the Summary of Terms is hereby amended and restated in its entirety to read as follows:
11.	Are there any other circumstances under which I would not be granted replacement options?
     Even if we accept your existing options for exchange, we will not grant replacement options to you if we are prohibited from doing so under applicable law or regulations. For example, we could become prohibited from granting replacement options as a result of changes in SEC rules, regulations or policies, state securities laws or NYSE listing requirements. (Section 16)
     Although unlikely given the short time period between the end of the Offer and the date we expect to grant replacement options, if we merge with or are acquired by another company before we grant the replacement options, we cannot guarantee that the acquiring company would be bound by our obligation to grant replacement options. It is possible that you may receive a different number of replacement options or that you may not receive any replacement options, securities of the acquiring company or any other compensation for your eligible options. While we may seek to make provisions in such transaction for the grant of replacement options, we cannot guarantee that any replacement options would be granted in such an event. (Section 11)
     (c) Question 23 (“What effect will termination of my employment have on the exercisability of my replacement options?”) included in the Summary of Terms is hereby amended and restated in its entirety to read as follows:
23.	What effect will termination of my employment have on the exercisability of my replacement options?
     Your replacement options will terminate 120 days following your resignation or the termination of your employment for Sufficient Reason. The definition of Sufficient Reason contained in the stock option agreements granting the replacement options will include, among other things, any termination of your employment after a failure by Solutions Consulting, Inc. to meet certain performance measures relating to an increase in adjusted operating profits of the Solutions Consulting, Inc. business. For the year ending March 31, 2001, the requisite increase in adjusted operating profits was not achieved; therefore, Sufficient Reason will be deemed to exist for any termination of your employment, unless such termination is a result of your death, total disability or retirement after attaining the age of 65. In the event your employment is terminated for death, total disability or retirement, your replacement options will expire on March 31, 2011. Certain other events may also impact the exercisability of replacement options granted under the 2001 Plan, including breach of certain non-competition and non-disclosure provisions. (Section 12)
     (d) Question 31 (“What happens if PSC is acquired by or merges with another company after my eligible options have been accepted for exchange but before replacement options are granted?”) included in the Summary of Terms is hereby amended and restated in its entirety to read as follows:
31.	What happens if PSC is acquired by or merges with another company after my eligible options have been accepted for exchange but before replacement options are granted?
     Although unlikely given the short time period between the end of the Offer and the date we expect to grant replacement options, if we merge with or are acquired by another company after your eligible options are accepted for exchange but before we grant the replacement options, we cannot guarantee that the acquiring company would be bound by our obligation to grant replacement options. It is possible that you would not receive any replacement options, securities of the acquiring company or any other compensation for your eligible options. While we may seek to make provisions in such transaction for the grant of replacement options, we cannot guarantee that any replacement options would be granted in such an event.
     If the acquiring company is bound by or assumes our obligations with respect to the Offer, the replacement options could be options to purchase stock or other securities of the acquiring company, which might result in the right to receive options to purchase more or fewer of the acquiring company’s securities than the number of shares of our Common Stock to be covered by your replacement options. If we merge into or are acquired by another company or sell part of our business, some or all of our employees may have their employment terminated in connection with the transaction or otherwise no longer be employed by PSC. Termination of your employment with PSC in these events or for any other reason means that you will receive neither replacement options nor any other compensation for your cancelled options. You must be an eligible employee on the grant date of the replacement options to receive replacement options. (Section 11)
     (e) Question 35 (“Will I have to pay taxes if I exchange my options?”) included in the Summary of Terms is hereby amended and restated in its entirety to read as follows:
35.	Will I have to pay taxes if I exchange my options?
     If you exchange your eligible options for replacement options, you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the replacement options, you will not be required under current U.S. tax law to recognize income for federal income tax purposes. State and local tax consequences may be different. (Section 17)
     (f) Question 36 (“Will I have to pay taxes if I choose not to participate in the Offer?”) included in the Summary of Terms is hereby amended and restated in its entirety to read as follows:
36.	Will I have to pay taxes if I choose not to participate in the Offer?
     If you choose not to participate in the Offer, your options will be amended such that the options become fully vested and exercisable and any shares of our Common Stock issued pursuant to the exercise of the amended options will be subject to transferability restrictions. Such amendment should not be taxable to you for United States federal income tax purposes. The exercise of such amended options may be taxable to you even though the stock received upon exercise is subject to transferability restrictions. (Section 17)
     (g) The following are added to the Summary of Terms as Questions 39 and 40:
39.	If I do not participate in the Offer, may I exercise my amended options through a “cashless exercise”?
     The terms of the eligible options require, and the amended options will continue to require, payment of the exercise price with respect to such options (i) in cash or (ii) as the administrator of our 1991 Plan (currently our Board of Directors) may approve, such other consideration having a total fair market value equal to the exercise price. In the past, we have offered the opportunity for cashless exercises only through third party brokers who sell all or part of the shares purchased in the public market. Otherwise, we have not permitted cashless exercises or other forms of payment of the exercise price of our options and have no current intention of approving such other methods of exercise in the future.
     Because any shares issued upon exercise of the amended options will be subject to transfer restrictions until March 31, 2010, any third party broker that facilitates a cashless exercise of amended options would not be able to sell such restricted securities until after March 31, 2010. Thus, as a practical matter, these third party brokers will not be able to facilitate cashless exercises of the amended options. In contrast, the shares issued upon exercise of replacement options will not be subject to similar transfer restrictions that might inhibit your ability to effect a cashless exercise through a third party broker.

40.	If I do not participate in the Offer and retain my eligible options (as amended upon the conclusion of the Offer), how would shares issuable upon the exercise of my amended options be treated in the event of a merger or acquisition of PSC?
     The amendment to the eligible options that will be effective upon the conclusion of the Offer will not change the terms of such options with respect to the treatment of the amended options or shares issued upon exercise of the amended options in the event of a merger or acquisition of PSC. Under the terms of the 1991 Plan, if any change is made to our Common Stock (including by merger or consolidation) our Board of Directors (or the current administrator of the 1991 Plan) will make such adjustments in the number and kind of shares (which may consist of shares of a surviving corporation to a merger) and purchase price per share of shares subject to outstanding option agreements under the 1991 Plan as the Board of Directors determines are equitable to preserve the respective rights of participants under the 1991 Plan.
     The amended options will be fully vested and immediately exercisable. However, if you exercise any amended options, the shares of our Common Stock that you receive will be subject to certain restrictions on transfer. Although the terms of any future merger or acquisition would be determined at the time of such transaction, the holders of such restricted shares would generally receive the same consideration as other holders of our Common Stock. Pursuant to the amendment to the eligible options to be effected simultaneously upon the conclusion of the Offer, the administrator of the 1991 Plan, in its sole discretion, will have the ability (but will not be obligated) to remove or modify the transfer restrictions applicable to the amended options at the time of a merger or acquisition.
3.	Amendment to Purpose of the Offer
     The last paragraph of Section 4 (“Purpose of the Offer”) of the Original Offer to Exchange is hereby amended and restated in its entirety to read as follows:
NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS IF YOU HAVE QUESTIONS ABOUT YOUR PARTICULAR LEGAL, FINANCIAL AND/OR TAX SITUATION. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.
4.	Amendment to Conditions of the Offer
     Section 8 (“Conditions of the Offer”) of the Original Offer to Exchange is hereby amended and restated in its entirety to read as follows:
8.	Conditions of the Offer
     Notwithstanding any other provision of the Offer, we will not be required to accept eligible options for which elections to exchange are made, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of options tendered for exchange (in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act) if at any time on or after the commencement of the Offer and before the Election Deadline we determine in our reasonable judgment that any of the following events has occurred, or is reasonably likely to occur, and in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options that you elect to exchange:
     (a) there shall have been any action or proceeding threatened, pending or taken or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or PSC or any of our subsidiaries, by any court or any governmental agency, authority or tribunal (domestic or foreign) or any other person that, in our reasonable judgment, would or might directly or indirectly:
     (1) challenge the making of the Offer, the acquisition of the eligible options, make the acceptance for exchange of, or grant of replacement options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;
     (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant replacement options for, some or all of the tendered eligible options; or
     (3) materially and adversely affect the business, condition (financial or other), assets, liabilities, income or operations of PSC or any of our subsidiaries;
     (b) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles or interpretations of generally accepted accounting principles which could or would (i) require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes or (ii) materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer;
     (c) there shall have occurred:
     (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
     (2) the declaration of a banking moratorium or any suspension of in respect of banks in the United States, whether or not mandatory;
     (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;
     (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment will likely affect, the extension of credit by banks or other lending institutions in the United States;
     (5) any significant increase or decrease in the market price of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad, including, without limitation, as a result of terrorist activities after the date hereof, that has or is reasonably likely to have, in our reasonable judgment, a material adverse effect on our or any of our subsidiaries’ business, condition (financial or other), assets, liabilities, income or operations or on the trading volume and/or price of the shares of our Common Stock;
     (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or
     (7) the decline of the Dow Jones Industrial Average, the NYSE or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% of the closing values of such indices on November 15, 2005 during any time period after the close of business on November 15, 2005;
     (d) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
     (1) any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 15, 2005;
     (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 15, 2005 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or
     (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
     (e) any change or changes shall have occurred in the business, condition (financial or other), assets, liabilities, income, operations or stock ownership of PSC or any of our subsidiaries that, in our reasonable judgment, has or is reasonably likely to have a material adverse effect on PSC or any of our subsidiaries; or
     (f) we are required by the SEC or other regulatory agency to extend the expiration date of the Offer beyond December 23, 2005.
     The conditions to the Offer are for our benefit. Before the Election Deadline, we may assert them in our reasonable judgment, regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time before the Election Deadline, in our sole discretion, whether or not we waive any other condition to the Offer. All conditions must be satisfied or waived as of the Election Deadline.
     Our failure or omission at any time prior to the Election Deadline to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. If we waive a condition for any particular employee, we will waive such condition for all employees. Any determination we make concerning the events described in this Section 8 will be final and binding upon all interested persons, including you.

5.	Amendment to Effect of a Merger or Acquisition Before We Grant Replacement Options
     Section 11 (“Effect of a Merger or Acquisition Before We Grant Replacement Options”) of the Original Offer to Exchange is hereby amended and restated in its entirety to read as follows:
11.	Effect of a Merger or Acquisition Before We Grant Replacement Options
     Although unlikely given the short time period between the end of the Offer and the date we expect to grant replacement options, if we merge into or are acquired by another company after we accept eligible options for exchange in the Offer but before we grant the replacement options, the terms of the replacement options will depend on how the acquisition is structured and on the terms of the acquisition agreement between the acquirer and us.
     If we merge into the acquiring company such that the acquiring company is the surviving entity, the acquiring company would automatically be bound by our obligations with respect to the Offer. We might also be acquired through a merger or other transaction in which we become a subsidiary of the acquiring company. In that event, the acquiring company would not automatically be bound by or assume our obligations with respect to the Offer. We may seek to make provision in the acquisition agreement for eligible employees whose eligible options have been accepted for exchange in the Offer, but we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any replacement options would be granted in the event of any such acquisition.
     If we are acquired before the replacement option grant date in a transaction in which the acquiring company is bound by or assumes our obligations with respect to the Offer, the replacement options may become options to purchase stock or other securities of the acquiring company. The type of securities covered by the replacement option for securities in the acquiring company might not be the type you would have received in this transaction. As a result of the ratio in which our Common Stock may convert into an acquiring company’s securities in an acquisition transaction, you might receive options to purchase more or fewer of the acquiring company’s securities than the number of shares of our Common Stock to be covered by your replacement options.
     If we merge into or are acquired by another company or sell part of our business, the employment of some or all of our employees may be terminated in connection with the transaction. Also, if we sell part of our business, some of our employees will no longer be employed by PSC or a PSC subsidiary, even if they continue to be employed by the acquiring company. TERMINATION OF YOUR EMPLOYMENT WITH PSC OR A WHOLLY OWNED PSC SUBSIDIARY IN THESE EVENTS OR FOR ANY OTHER REASON BEFORE THE REPLACEMENT OPTIONS ARE GRANTED MEANS THAT YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER AND YOU WILL NOT RECEIVE REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR YOUR ELIGIBLE OPTIONS. YOU MUST BE AN ELIGIBLE EMPLOYEE OF PSC OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES ON THE REPLACEMENT OPTION GRANT DATE TO RECEIVE REPLACEMENT OPTIONS.

6. Amendment to General Terms of Replacement Options and Differences Among Eligible Options, Replacement Options and Amended Options
     (a) The paragraph titled “Time of Exercise; Termination of Employment” contained in Section 12 (“General Terms of Replacement Options and Differences Among Eligible Options, Replacement Options and Amended Options”) of the Original Offer to Exchange is hereby amended and restated in its entirety to read as follows:
     Time of Exercise; Termination of Employment. Generally, you may exercise the portion of your replacement options (all of which will be fully exercisable upon issuance) at any time prior to the expiration (or earlier termination or forfeiture) of the options. The eligible options provide that any unvested portion expires automatically upon termination of your employment, except for termination due to death. If your employment is terminated due to death, your eligible options will become immediately vested. Commencing on March 31, 2010, vested options must be exercised by March 31, 2011, unless you resign or are terminated for Sufficient Reason (as defined in the stock option agreements granting such eligible options), in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011). However, the terms of such eligible options will be amended simultaneously with the completion of the Offer to accelerate the vesting of the amended options. Therefore, the amended options must be exercised by March 31, 2011, unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011). Similar provisions will apply to replacement options granted under the 2001 Plan.
     As defined in the stock option agreements granting the eligible options and the replacement options, Sufficient Reason includes any termination of your employment after a failure by Solutions Consulting, Inc. to meet certain performance measures relating to an increase in adjusted operating profits of the Solutions Consulting, Inc. business. For the year ended March 31, 2001, the requisite increase in adjusted operating profits was not achieved; therefore, Sufficient Reason will be deemed to exist for any termination of your employment, except in certain limited circumstances in the case of the replacement options. In the event your employment is terminated for death, total disability or retirement, your replacement options will expire on March 31, 2011.
Expiration upon Termination of Employment:

Eligible Options	Replacement Options	Amended Options
Until March 31, 2010, unvested options will cease to vest upon termination of employment for any reason other than death (in which case the options will become immediately vested). Commencing on March 31, 2010, vested options must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)
	Must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)	Must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)
     (b) The paragraph titled “Tax Consequences” contained in Section 12 (“General Terms of Replacement Options and Differences Among Eligible Options, Replacement Options and Amended Options”) of the Original Offer to Exchange is hereby amended and restated in its entirety to read as follows:
     Tax Consequences. You should refer to Section 17 of this Offer to Exchange for a discussion of the material U.S. income tax consequences of the replacement options and the related exchanged eligible options, as well as the consequences of accepting or rejecting the Offer.
     (c) The last paragraph of Section 12 (“General Terms of Replacement Options and Differences Among Eligible Options, Replacement Options and Amended Options”) is hereby amended and restated in its entirety to read as follows:
IMPORTANT NOTE: THE DESCRIPTION OF THE ELIGIBLE OPTIONS, THE REPLACEMENT OPTIONS AND THE AMENDED OPTIONS ABOVE IS A SUMMARY OF THE MATERIAL TERMS AND MATERIAL DIFFERENCES. FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE 1991 PLAN AND THE 2001 PLAN, EACH AS AMENDED, AND THE UNDERLYING FORMS OF OPTION AGREEMENTS THAT WE HAVE FILED WITH THE SEC AS EXHIBITS TO OUR TENDER OFFER STATEMENT ON SCHEDULE TO OF WHICH THIS OFFER TO EXCHANGE IS A PART AND ANY AMENDMENT THERETO. YOU MAY ALSO DIRECT QUESTIONS OR REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE TO TERRI GIBBONS, STOCK PLAN ADMINISTRATOR AT THE FOLLOWING NUMBER: 972-577-5670. UPON REQUEST, WE WILL PROMPTLY FURNISH YOU WITH COPIES OF THESE DOCUMENTS AT OUR EXPENSE.
7.	Amendment to Material U.S. Federal Income Tax Consequences
     Section 17 (“Material U.S. Federal Income Tax Consequences”) of the Original Offer to Exchange is hereby amended and restated in its entirety to read as follows:
17.	Material U.S. Federal Income Tax Consequences
     The following is a summary of the material United States federal income tax consequences of the offer to exchange eligible options. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. This summary also does not address state, local, foreign, gift or estate tax consequences. Therefore, we encourage you to consult your own tax advisor with respect to your particular tax consequences by virtue of participating in the Offer.
     U.S. Federal Income Tax Consequences of the Exchange of Eligible Options. If you exchange your eligible options for replacement options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the replacement options are granted. With regard to the replacement options, the tax consequences of the exercise of such options will be the same as any other non-qualified option grant to you by us and are described in “U.S. Federal Income Tax Consequences of Exercise of Amended Options or Replacement Options” below.
     U.S. Federal Income Tax Consequences of Amended Options. If you choose not to participate in the Offer, it is anticipated that your options will be amended such that the options will become fully vested and exercisable, and any shares of our Common Stock issued pursuant to the exercise of the amended options will be subject to restrictions on sale or transfer prior to the expiration of the original vesting period of such options. Such amendment should not be taxable to you for United States federal income tax purposes. The tax consequences of the exercise of such amended options will be the same as any other non-qualified option grant to you by us and are described in “U.S. Federal Income Tax Consequences of Exercise of Amended Options or Replacement Options” below.
     U.S. Federal Income Tax Consequences of Exercise of Amended Options or Replacement Options. The federal income tax consequences of the exercise of the amended options and the replacement options are as follows:
• You will be required to recognize ordinary income in the year in which an amended option is exercised so long as the underlying stock is not subject to both substantial risk of forfeiture and transferability restrictions. In this regard, the law is unclear as to whether the transferability restrictions applicable to the stock acquired upon exercise of the amended options would be deemed to constitute a substantial risk of forfeiture. Thus, the exercise of amended options may constitute a taxable event, even though the shares of Common Stock acquired upon exercise of such options are subject to transferability restrictions. The amount of ordinary income in such a case would be equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the transferability restrictions applicable to the shares acquired upon exercise of the amended options were deemed to constitute a substantial risk of forfeiture (and you did not make an election under Section 83(b) of the Internal Revenue Code), then the exercise of an amended option would not constitute a taxable event to you. Instead, you would be required to recognize ordinary income upon lapse of the transferability restrictions in an amount equal to the excess of the fair market value of the purchased shares on the date the transferability restrictions lapse over the exercise price paid for the shares.
• You will be required to recognize ordinary income upon exercise of a replacement option in an amount equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.
• You will be subject to the applicable income and payroll tax withholding requirements with respect to the income described in the preceding two paragraphs (much like the withholding requirements that apply when we pay you salary or bonuses), even if you are no longer employed by us or one of our subsidiaries on the date of option exercise. Unless we elect to satisfy this withholding tax obligation by withholding sufficient PSC shares from the shares that are due to you upon exercise of the options, you must pay us in cash the amount of the withholding tax promptly upon our request. As indicated above, it is possible that the exercise of amended options would constitute a taxable event even though the shares of Common Stock acquired upon such exercise is subject to transferability restrictions. Thus, you may be required to pay withholding taxes at the time of exercise of amended options even though you are unable to sell any of the shares of our Common Stock acquired upon such exercise.
• Generally, we will be entitled to a business expense deduction equal to the amount of ordinary income you realize with respect to an exercised non-qualified stock option.
• You will be required to recognize capital gain or loss upon the subsequent sale of the shares acquired by exercise of the non-qualified stock option. The amount of capital gain or loss will be the difference between the sales price you receive for the shares and the sum of the exercise price you paid for the shares, the ordinary income you recognized on those shares and the broker commission, if any, you paid upon the sale. Any such gain would be long-term capital gain if you have held the shares for more than one year at the time of such sale.
IF YOU ARE LIVING OR WORKING IN THE UNITED STATES, BUT ARE ALSO SUBJECT TO THE TAX LAWS IN ANOTHER COUNTRY, YOU SHOULD BE AWARE THAT THERE MAY BE OTHER TAX AND SOCIAL INSURANCE CONSEQUENCES WHICH MAY APPLY TO YOU. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO PARTICULAR TAX CONSEQUENCES TO YOU OF EXCHANGING OPTIONS IN THE OFFER.
8.	Amendment to Additional Information
     Section 20 (“Additional Information”) of the Original Offer to Exchange is hereby amended and restated in its entirety to read as follows:
20.	Additional Information
     With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether or not to exchange your options:
     • our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 9, 2005, including the information incorporated by reference in the Form 10-K;
     • our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, filed with the SEC on May 3, 2005, August 2, 2005 and November 1, 2005, respectively, including the information incorporated by reference in the Form 10-Qs; and
     • our Current Reports on Form 8-K dated March 3, 2005, March 9, 2005, October 4, 2005 and October 14, 2005 (in each case, to the extent filed and not furnished); and
     • the description of our Common Stock contained in our Registration Statement on Form 8-A filed on January 21, 1999, including any amendments or reports updating this description.
     These filings and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 800-SEC-0330.
     Our SEC filings are available to the public on the SEC’s Internet site at www.sec.gov. We also make copies of our filings with the SEC available to investors on our website without charge as soon as reasonably practicable after we electronically file them with the SEC. These filings are available through the Investor Relations page of our web site or directly at http://www.perotsystems.com/investors/SECFilings.htm. If you would like to view general information regarding our company, please go to our corporate website at http://www.perotsystems.com.
     We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
2300 West Plano Parkway
Plano, Texas 75075
Attention: Investor Relations
(877) 737-6973
     As you read the documents listed in this Section 20, you may note some inconsistencies in information from one document to another. Should you note inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about PSC should be read together with the information contained in the documents to which we have referred you.
9.	Amendment to Forward-Looking Statements
     Section 21 (“Forward-Looking Statements”) of the Original Offer to Exchange is hereby amended and restated in its entirety to read as follows:
21.	Forward-Looking Statements
     This Offer to Exchange and the information contained in documents to which we have referred you contain forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “see,” “target,” “projects,” “position,” or “continue” or the negative of such terms and other comparable terminology. These statements reflect our expectations, estimates and projections as of the date of the applicable document. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual events or results may differ materially from what is expressed or forecasted in these forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section of this Offer to Exchange. Please also refer to our Annual Report on Form 10-K for our most recently ended fiscal year, as filed with the SEC and available at www.sec.gov, for additional information regarding risk factors. These risk factors describe reasons why our actual results may differ materially from any forward-looking statement. We disclaim any intention or obligation to revise any forward-looking statements contained or incorporated by reference into this Offer to Exchange whether as a result of new information, future developments, or otherwise.

10.	References in Original Offer to Exchange
     All references in the Original Offer to Exchange to the sections of the Original Offer to Exchange that have been amended by this Supplement shall be deemed references to such sections as amended by this Supplement. All references in the Original Offer to Exchange to the stock option agreements for the replacement options shall be deemed references to the Revised Form of Nonstatutory Stock Option Agreement for Replacement Options filed as Exhibit (d)(5) to Amendment No. 1 to Schedule TO.
11.	Extension of the Offer; Procedures
     The Election Deadline has changed. The Offer is currently scheduled to end at 6:00 p.m. Eastern Time on December 19, 2005, unless it is further extended by us. Your election to participate in the Offer and any election to withdraw from the Offer must be received by us by the Election Deadline. We currently intend to grant replacement options on or about December 23, 2005.
     The procedures for electing to exchange eligible options pursuant to the Offer and for withdrawing a previous election to participate in the Offer have not changed. Please see Sections 5 and 6 of the Original Offer to Exchange for additional information regarding these procedures.
     THE ORIGINAL OFFER TO EXCHANGE AND THE DOCUMENTS AND REPORTS INCORPORATED BY REFERENCE THEREIN, THIS SUPPLEMENT AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. YOU SHOULD READ THESE DOCUMENTS CAREFULLY BEFORE DECIDING WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.
PEROT SYSTEMS CORPORATION
December 5, 2005